Exhibit 99.2

CONSENT OF DR. BERNARD J. DUROC-DANNER

In accordance with Rule 438 promulgated under the Securities Act 1933, as amended, the undersigned hereby consents to being named in the Registration Statement on Form S-4 to be filed by Weatherford International Limited, an Irish public limited company to be renamed Weatherford International plc (“Weatherford Ireland”), with the Securities and Exchange Commission on or about April 2, 2014, and all supplements and amendments thereto (the “Registration Statement”), as a person about to become a director of Weatherford Ireland, effective on or about the completion of the merger as described in the Registration Statement.

/s/ Dr. Bernard J. Duroc-Danner
Signature
Name: Dr. Bernard J. Duroc-Danner

Date:	April 2, 2014